UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Westar Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2006

Dear Fellow Shareholder:

We cordially invite you to the 2006 Annual Meeting of Shareholders of Westar Energy, Inc. The meeting is at 10:00 a.m., Central Daylight Saving Time, on Tuesday, May 16, 2006, at the Hyatt Regency Wichita, located at 400 West Waterman Street, Wichita, Kansas 67202.

At the meeting, we will elect three members of our board of directors and vote on the other matters set forth in the enclosed notice of the meeting and proxy statement. Upon the completion of the business matters to be conducted at the annual meeting, we will report on our business and our plans for the future.

YOUR VOTE IS IMPORTANT. We urge you to read this proxy statement carefully. Whether or not you plan to attend the annual meeting, please take time to vote as soon as possible by completing and mailing the enclosed proxy card or by using the telephone or Internet voting procedures.

If you plan to attend the meeting, please check the appropriate box on your proxy card so we may plan appropriately.

We extend our thanks for your continued investment in Westar Energy, Inc. and look forward to seeing you at the annual meeting.

Sincerely,

CHARLES Q. CHANDLER IV	JAMES S. HAINES, JR.
Chairman of the Board	Chief Executive Officer

HOW TO VOTE

There are four ways you may vote, as explained in the detailed instructions on your proxy card.

•       Proxy Card.   Vote by completing and returning your proxy card in the enclosed envelope.

•       Internet.   Vote via the Internet by following the voting instructions on the proxy card.

•       Telephone.   Vote by calling the toll-free number on the proxy card.

•       In Person at the Annual Meeting.   Vote in person by attending the annual meeting.

If you vote by telephone or on the Internet, you do not need to return your proxy card. Please see the enclosed proxy card for more detailed information on how to vote your shares.

HOW TO NOMINATE A DIRECTOR

You may nominate a director at the annual meeting of shareholders and have your nominee’s name included on the ballot distributed at the meeting by providing our Corporate Secretary written notice of your intention to do so within the time limits prescribed in the Company’s articles of incorporation. Your notice must include certain information regarding yourself and your nominee, including, among other items, the nominee’s name, address, occupation and qualifications. Please see the “Additional Information” section of this proxy statement for more information regarding your ability to nominate directors and to bring other business before shareholder meetings.

Additionally, the Nominating and Corporate Governance Committee of our Board of Directors will consider a candidate for director suggested by a shareholder. Please see the “Additional Information” section of this proxy statement for more information regarding your ability to submit director candidates to the Nominating and Corporate Governance Committee for its consideration.

ANNUAL MEETING ADMISSION

Either an admission ticket or proof of ownership of Westar Energy stock must be presented in order to be admitted to the annual meeting. You may also be asked to present valid picture identification. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof evidencing your ownership on March 24, 2006 with you to the annual meeting, or you may request an admission ticket in advance by contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at sharsvcs@wr.com. Each shareholder may be accompanied by one guest.

REDUCE MAILING COSTS

If you share the same last name with other shareholders living in your household, you can help us reduce printing and mailing costs by electing to receive only one copy of our annual report and proxy statement. Please see the “Questions and Answers About the Meeting and Voting” section of this proxy statement for more information about “householding.”  Additionally, shareholders may help us to reduce printing and mailing costs further by opting to receive an email notification providing a link to access our proxy materials and annual report via the Internet. Please indicate your consent to accessing future proxy materials via the Internet by checking the appropriate box on your proxy card or contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at sharsvcs@wr.com.

WESTAR ENERGY, INC.

818 South Kansas Avenue

Topeka, Kansas 66612

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date	10:00 a.m. (Central Daylight Saving Time) on Tuesday, May 16, 2006
Place	Hyatt Regency Wichita
400 West Waterman Street
Wichita, Kansas 67202
Purpose	• To elect three Class I directors to serve for a term of three years
• To ratify and confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006
• To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting
Record Date	You may vote if you were a shareholder of record on March 24, 2006.
Proxy Voting	Your vote is important. You may vote in one of four ways:
• by signing, dating and returning your proxy card in the enclosed envelope
• via the Internet using instructions on the proxy card
• by calling the toll-free number on the enclosed proxy card
• in person by attending the annual meeting

On behalf of the Board of Directors,

Larry D. Irick
Vice President, General Counsel and Corporate Secretary

Topeka, Kansas
April 3, 2006

Ratification and Confirmation of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for 2006	28
Independent Registered Accounting Firm Fees	28
Audit Committee Pre-Approval Policies and Procedures	29
Additional Information	29
Section 16(a) Beneficial Ownership Reporting Compliance	29
Shareholder Proposals	29
Director Recommendations and Nominations	30
Annual Report to Shareholders	30
Other Business	31
No Incorporation by Reference	31
Questions	31
Notices and Requests	31

PROXY STATEMENT

The board of directors of Westar Energy, Inc. (the “Company”) is soliciting proxies for the 2006 Annual Meeting of Shareholders. This proxy statement and the accompanying proxy card contain information about the items you will vote on at the annual meeting. We began mailing these documents to shareholders on or about April 3, 2006.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote and how many votes do I have?

Common and preferred shareholders of record at the close of business on March 24, 2006 may vote. As of that date there were outstanding and entitled to vote 86,969,771 shares of our common stock, 121,613 shares of our 4 1/2% series preferred stock, 54,970 shares of our 4 1/4% series preferred stock and  37,780 shares of our 5% series preferred stock. For each matter presented for vote, you have one vote for each share you own.

How do proxies work?

The board of directors is asking for your proxy. Giving your proxy means you authorize the persons named as proxies to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. If you sign and return the proxy card but do not specify how to vote, the persons named as proxies will vote your shares as follows: (1) for our director nominees; and (2) for ratification and confirmation of Deloitte & Touche LLP as our independent registered public accounting firm for 2006. We do not expect any other items to be presented at the meeting; however, your proxy will give discretionary authority to the persons named as proxies to vote on any other matters that may be brought before the meeting.

How do I vote?

If you were a shareholder of record on March 24, 2006, there are four ways you may vote, as explained in the detailed instructions on your proxy card. You may:

•       vote by completing and returning your proxy card in the enclosed envelope

•       vote via the Internet by following the voting instructions on the proxy card

•       vote by calling the toll-free number on the proxy card

•       vote in person by attending the annual meeting

Please follow the instructions on the proxy card for voting by one of these methods. Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares. Whether you plan to attend the meeting or not, we encourage you to vote by proxy, telephone or the Internet as soon as possible.

Will anyone at the Company know how I vote?

Corporate Election Services, Inc., the independent proxy tabulator we use, counts the votes and acts as the inspector of election for the annual meeting. Your individual vote will be kept confidential from our directors, officers and employees. If you write opinions or comments on your proxy card, a copy of your proxy card, excluding your voting instructions, will be sent to us so that we can respond, if appropriate, to the comment or question.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank or broker, you may also receive proxy materials from them asking how you want to vote. If you participate in our Direct Stock Purchase Plan, our Employees’ 401(k) Savings Plan or other employee plans administered by Wachovia Employee Shareholder Services Group and the account names are exactly the same on each, you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date. If the names on your accounts are different, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at sharsvcs@wr.com.

The plan trustee for the Employees’ 401(k) Savings Plan will vote the Company shares credited to your account in accordance with the voting instructions provided on any applicable proxy card received from plan participants by May 10, 2006. The plan trustee will not vote your shares if you do not provide voting instructions.

If you receive more than one proxy card, we encourage you to complete and return all proxy cards delivered to you to vote all shares registered to you.

Can I change my vote?

You can revoke a proxy before the time for voting at the annual meeting in several ways:

•       by mailing a revised proxy card with a more recent date than the prior proxy (we must receive the revised proxy card before the meeting to be effective)

•       by voting again via the Internet

•       by notifying our Corporate Secretary in writing that you are revoking your proxy

You may also revoke your proxy by voting in person at the annual meeting.

Who can attend the annual meeting?

All shareholders who owned shares at the close of business on March 24, 2006, or their duly appointed proxies, may attend the meeting. Each shareholder may be accompanied by one guest. Registration will begin at 8:45 a.m., and seating will begin at 9:00 a.m. If you attend, you may be asked to present valid picture identification, such as a driver’s license or passport. To avoid delays in gaining admittance to the meeting, registered shareholders should bring the “Admission Ticket” found at the top of the proxy card.

Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership on March 24, 2006 and check-in at the registration table at the meeting.

What constitutes a “quorum” for the meeting?

A quorum is necessary to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the meeting. We count broker “non-votes” and abstentions as present for purposes of determining whether a quorum is present at the meeting.

What is a broker “non-vote”?

If a broker holds your shares in street name and you fail to provide voting instructions to your broker, the broker has the discretion to vote your shares on routine matters, such as director elections and ratification of auditors, but not on non-routine matters, such as shareholder proposals. Broker “non-votes” on non-routine matters occurs when you fail to provide voting instructions to your broker for shares you hold through your broker. Broker “non-votes” do not count in the voting results. As a consequence, it is important that you provide voting instructions to your broker for shares you hold through your broker.

How many votes are needed?

The director nominees receiving the greatest number of votes will be elected. Only votes “for” affect the outcome of director elections. For all other matters to be voted upon at the meeting, the affirmative vote of a majority of the shares present and entitled to vote on that matter, in person or by proxy, at the meeting is necessary for approval. For these matters, abstentions have the same effect as a vote “against” the proposals.

Who pays for the solicitation of proxies?

We pay the cost of soliciting proxies. We retained Georgeson Shareholder Communications, Inc. to assist with the solicitation for an estimated fee of $9,500, plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders. In addition to the use of the mail, proxies may be solicited personally or by telephone or electronic media by our employees.

What is “householding”?

Householding is a procedure that permits us, with your prior permission, to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside. Each shareholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as our expenses.

Please contact our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at sharsvcs@wr.com for more information on this important shareholder program.

Can I elect to access future proxy materials via the Internet?

Yes. Shareholders can help us reduce printing and mailing costs by opting to access future proxy materials and annual reports via the Internet. Please indicate your consent to accessing our proxy materials and annual reports via the Internet by checking the appropriate box on your proxy card or contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at sharsvcs@wr.com.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Directors and Nominees for Election as Directors

Our articles of incorporation provide that the board of directors will have no less than seven nor more than fifteen directors, as determined from time to time by the board of directors. Our board of directors currently consists of ten directors divided into three classes (Class I, Class II and Class III), with the term of office of each class ending in successive years. At each annual meeting of shareholders, the directors constituting one class are elected for a three-year term. The terms of the directors in Class I expire with this meeting.

Charles Q. Chandler IV, R.A. Edwards and Sandra A.J. Lawrence have been nominated for election as Class I directors. The persons named in the accompanying proxy will vote your shares for the election of these nominees unless you direct otherwise. Each nominee has consented to being named as a nominee and to serve if elected. While it is not expected that any of the nominees will be unable or unwilling to serve, if for any reason one or more are unable or unwilling to do so, the proxies will be voted for substitute nominees selected by our board of directors or the board of directors may reduce the number of directors.

Director Nominees

Class I—Term Expiring in 2006

Charles Q. Chandler IV, age 52, has served as our director since December of 1999 and chairman of our board of directors since December of 2002. Employment Experience: Mr. Chandler has been president and chief executive officer of INTRUST Bank, N.A. since 1996 and president of INTRUST Financial Corporation since 1990. Both companies are financial institutions located in Wichita, Kansas. Directorships: Mr. Chandler is chairman of the board of INTRUST Bank, N.A. and a director of INTRUST Financial Corporation, the First National Bank of Pratt, Kansas, and Wesley Medical Center in Wichita, Kansas.

R. A. Edwards, age 60, has served as our director since October of 2001. Employment Experience: Since 1981, Mr. Edwards has been the president and chief executive officer of First National Bank of Hutchinson and, since 1986, vice president of its parent corporation, First Kansas Bancshares of Hutchinson. Both companies are financial institutions located in Hutchinson, Kansas.  Directorships: Mr. Edwards is a director of First National Bank of Hutchinson and First Kansas Bancshares of Hutchinson and chairman of the board of Douglas County Bank.

Sandra A.J. Lawrence, age 48, has served as our director since October of 2004. Employment Experience: Since December of 2005, Ms. Lawrence has been executive vice president and chief financial officer of Children’s Mercy Hospital located in Kansas City, Missouri. From December of 2004 until March of 2005, Ms. Lawrence was senior vice president and treasurer, and from March of 2005 until December of 2005, she was senior vice president and chief financial officer, of Midwest Research Institute, an independent, non-profit, contract research organization located in Kansas City, Missouri. From April of 2003 until November of 2004, Ms. Lawrence was the interim chief executive officer of Frontier Medical Research, LLC, a medical information technology company located in Prairie Village, Kansas. From October of 2000 until June of 2002, Ms. Lawrence was president and chief executive officer of Global Packaging Solutions, a packaging supplier in Olathe, Kansas. Directorships:   Ms. Lawrence serves on The Kansas City Market Board of US Bank and is a director of the Greater Kansas City Community Foundation and Affiliated Trusts and the Hall Family Foundation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE ABOVE NOMINEES.

Continuing Directors

Class II—Term Expiring in 2007

B. Anthony Isaac, age 53, has served as our director since December of 2003. Employment Experience: Since 2000, Mr. Isaac has been president of LodgeWorks, L.P., a hotel management and development company based in Wichita, Kansas. Directorships: Mr. Isaac is chairman of the board and chairman of the finance and strategic planning committees of Via Christi Wichita Health Network in Wichita, Kansas.

Michael F. Morrissey, age 63, has served as our director since April of 2003. Employment Experience: Mr. Morrissey retired in September of 1999 after serving since 1982 as a partner of Ernst & Young LLP, an auditing and financial services firm. Directorships: Mr. Morrissey is a director and chairman of the audit committee of the general partner of Ferrellgas Partners, LP, a propane gas marketing and distribution business located in Overland Park, Kansas.

John C. Nettels, Jr., age 49, has served as our director since March of 2000. Employment Experience: Mr. Nettels has been a partner of the law firm of Stinson Morrison Hecker LLP, located in Overland Park, Kansas, since 2002. He was a partner with the law firm of Morrison & Hecker LLP from 1994 to 2002.

Class III—Term Expiring in 2008

Mollie H. Carter, age 43, has served as our director since June of 2003. Employment Experience: Ms. Carter became president and chief executive officer of Sunflower Banks, Inc., a banking institution located in Salina, Kansas, on January 1, 2005. Ms. Carter is also vice president of Star A, Inc., a position she has held since 1997. Star A, Inc. is a family owned company with Kansas agricultural and other investment interests. Directorships: Ms. Carter is chairwoman of the board of directors of Sunflower Banks, Inc. In addition, she is a director of Archer-Daniels-Midland Company and a member of that company’s compensation and succession committee and its nominating and corporate governance committee.

Jerry B. Farley, age 59, has served as our director since October of 2004. Employment Experience: Since 1997, Mr. Farley has been president of Washburn University located in Topeka, Kansas. Directorships:  Mr. Farley is a director and member of the audit, loan and trust committees of Commerce Bank and Trust in Topeka, Kansas, and a director and member of the audit and governance committees of The Security Group of Mutual Funds, also located in Topeka, Kansas.

James S. Haines, Jr., age 59, has served as our director and chief executive officer since December of 2002. He also served as our president from December of 2002 through March of 2006. Employment Experience: Mr. Haines also holds an appointment as an adjunct professor and the Skov Professor of Business Ethics at the University of Texas at El Paso, a position he has held since January of 2002. From May 1996 to November 2001, Mr. Haines was president and chief executive officer of El Paso Electric Company, a public utility company located in El Paso, Texas.

Arthur B. Krause, age 64, has served as our director since June of 2003. Employment Experience: Mr. Krause retired in 2002 as executive vice president and chief financial officer of Sprint Corporation, a global communications company, after serving in that position since 1988. Directorships: Mr. Krause is a director, member of the audit committees and chairman of the compensation committees for Inergy GP, LLC, and Inergy Holdings GP, LLC, affiliated companies of a propane gas marketing and distribution business located in Kansas City, Missouri.

Board of Directors’ Responsibilities

The board of directors’ primary responsibility is to seek to maximize long-term shareholder value. The board of directors selects senior management of the Company, monitors management’s and the

Company’s performance and provides advice and counsel to management. Among other things, at least annually, the board of directors reviews the Company’s business strategy and approves a budget for the Company. In fulfilling the board of directors’ responsibilities, directors have full access to the Company’s management, internal and external auditors and outside advisers.

Corporate Governance Matters

General.   The board of directors and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among the board of directors, management and our shareholders in a manner that benefits the long-term interests of our shareholders. Accordingly, the Company’s corporate governance practices are designed not just to satisfy regulatory requirements, but also to provide for effective oversight and management of the Company.

The Nominating and Corporate Governance Committee engages in a regular process of reviewing the Company’s corporate governance practices, including comparing the Company’s practices with those recommended by various corporate governance authorities, the expectations of our shareholders and the practices of other leading public companies. The Nominating and Corporate Governance Committee also regularly reviews the Company’s corporate governance practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the rules of the Securities and Exchange Commission (“SEC”) and the rules and listing standards of the New York Stock Exchange (“NYSE”).

Corporate Governance Guidelines and Independence.   The board of directors has adopted Corporate Governance Guidelines, which provide a framework for our corporate governance initiatives and cover topics including, but not limited to, board and committee composition, director compensation, and director qualifications. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the board of directors any changes to the Corporate Governance Guidelines. Our Corporate Governance Guidelines are available from our Corporate Secretary and on our Internet website at www.westarenergy.com.

Our Corporate Governance Guidelines require that a majority of the board of directors must meet the independence standards established by the NYSE. The board of directors has determined that each member of the board of directors, except Mr. Haines, is independent.

In making that determination, the board of directors applied the independence standards established by the NYSE and, if applicable, the following categorical standards. These categorical standards are included in our Corporate Governance Guidelines and are based on the independence standards established by the NYSE. In addition, the board of directors considered any other relevant facts and circumstances.

Any director who meets the following criteria is presumed to be independent (except for the purpose of serving as a member of the Audit Committee or the Nominating and Corporate Governance Committee) absent an affirmative determination to the contrary by the Nominating and Corporate Governance Committee:

1.                A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services if such payments were less than the greater of 2% of such other entity’s gross consolidated revenues for such fiscal year and $1 million.

2.                A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the

Company was indebted at the end of its most recently competed fiscal year in an amount less than the greater of 2% of such other entity’s total consolidated assets at the end of such fiscal year and $1 million.

3.                A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year if the total billings for such services were less than the greater of 2% of law firm’s gross revenues for such fiscal year and $1 million.

4.                A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year if the total compensation received for such services was less than the greater of 2% of the investment banking firm’s consolidated gross revenues for such fiscal year and $1 million.

Certain Relationships with Directors.   During 2005, we obtained legal services from the law firm of Stinson Morrison Hecker LLP, where John C. Nettels, Jr. is a partner. The board of directors has determined that these services were provided to the Company on terms typical for firms not affiliated with any directors and that the total billings for such services were not material to the Company and do not exceed the limits set forth in the categorical standards for independence adopted by the board of directors. Considering these factors and based on our independence standards and those of the NYSE, the board of directors has determined that Mr. Nettels is independent.

Communications with Directors.   You may contact our board of directors, a committee of our board of directors, or an individual director by writing to them at Westar Energy, Inc., 818 S. Kansas Avenue, Topeka, Kansas 66612, Attention: Corporate Secretary. All communications will be compiled by the Corporate Secretary and submitted to the board of directors, the chairman of the appropriate committee of the board of directors or an individual director, as applicable. Communications that are unrelated to the duties and responsibilities of the board of directors will not be distributed to the directors, but will be available to any director upon request. The Corporate Secretary will take additional action or respond to letters in accordance with instructions from the relevant director.

Code of Ethics.   We have adopted a code of ethics that applies to all of our employees, including our chief executive officer, chief financial officer and controller. Our Code of Business Conduct and Ethics is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com. We intend to post on our Internet website any amendments to, or waivers from, our Code of Business Conduct and Ethics that apply to our chief executive officer, chief financial officer or controller within five business days of the date of the amendment or waiver.

Board Meetings and Committees of the Board of Directors

Board Meetings.   Our board of directors met nine times during 2005. Each director attended at least 96% of the total number of board and committee meetings held while they served as a director or member of a standing committee in 2005. All but one of the directors who served on the board at the time of the 2005 Annual Meeting of Shareholders attended the meeting. All directors are expected to attend the 2006 Annual Meeting of Shareholders.

We have four standing committees of the board of directors: the Audit Committee, the Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter for each committee is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com. The chairman of each committee is recommended by the Nominating and Corporate Governance Committee and approved by the board of directors.

Board of Directors Committee Assignments

	Audit Committee	Compensation Committee	Finance Committee	Nominating and Corporate Governance Committee
Number of Meetings Held in 2005	8	6	5	6
Carter, Mollie H.		Ö *	Ö
Chandler, Charles Q. IV
Edwards, R.A.	Ö			Ö
Farley, Jerry B.	Ö			Ö
Haines, James S., Jr.
Isaac, Anthony B.		Ö	Ö
Krause, Arthur B.	Ö		Ö *
Lawrence, Sandra A.J.		Ö		Ö *
Morrissey, Michael F.	Ö *	Ö
Nettels, John C., Jr.			Ö

*                    Chairperson

As noted above, each committee charter is available from our Corporate Secretary or on our Internet website, but the following is a brief summary of each committee’s responsibilities.

Audit Committee.   The committee oversees the integrity of our financial statements and the performance of our internal audit and compliance function, reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major financial risk exposures and the steps that have been taken to monitor and control such exposures, and serves as our “qualified legal compliance committee” and in that role reviews any report made directly, or otherwise made known, to the committee by an attorney representing our company or our subsidiaries of a material violation of federal or state law. The committee has the sole responsibility for the retention, compensation and oversight of the firm of independent registered public accountants that audits our financial statements and for approving non-audit services performed by our independent registered public accountants. The committee reviews with the independent registered public accountants the scope and results of their audits, as well as our accounting procedures, internal controls and accounting and financial reporting policies and practices, and makes reports and recommendations to the board of directors as it deems appropriate. The committee also determines whether management has established a system to promote the accuracy and completeness of our financial statements and other publicly disclosed information. No member of the committee serves on the audit committee of more than three public companies. The authority and responsibilities of the committee are more fully set forth in the Audit Committee Charter.

The chairman of the committee is Mr. Morrissey. The other members of the committee are Mr. Edwards, Mr. Farley and Mr. Krause.   The board of directors has determined that each of the members of the committee meets the experience and independence requirements of the rules of the NYSE. The board of directors has determined that at least one member of the committee possesses the qualifications of an audit committee financial expert as determined under Regulation S-K Item 401(h) of the Securities Exchange Act of 1934 and has designated Mr. Morrissey as that expert. The committee held eight meetings during 2005.

Compensation Committee.   The committee reviews our compensation and benefits policies generally, evaluates senior executive performance, reviews our management succession plan, reviews and approves compensation and benefits for our senior executives, subject to ratification by the board of directors, and produces the report on executive compensation included in our proxy statement. The authority and responsibilities of the committee are more fully set forth in the Compensation Committee Charter.

The chairwoman of the committee is Ms. Carter. The other members of the committee are Mr. Isaac, Ms. Lawrence and Mr. Morrissey. The board of directors has determined that each member of the committee is independent, based on our independence standards and those of the NYSE. The committee held six meetings during 2005.

Finance Committee.   The committee assists us in effectively managing our financial affairs, including the establishment of appropriate capital and operating budgets, financial forecasts and dividend policies. The committee also assists in evaluating financial and other business transactions. The authority and responsibilities of the committee are more fully set forth in the Finance Committee Charter.

The chairman of the committee is Mr. Krause. The other members of the committee are Ms. Carter, Mr. Isaac and Mr. Nettels. Mr. Nettels was appointed to the committee on September 1, 2005. The board of directors has determined that each member of the committee is independent, based on our independence standards and those of the NYSE. The committee held five meetings in 2005.

Nominating and Corporate Governance Committee.   The committee identifies, reviews and recommends nominees for election to our board of directors, recommends directors for appointment to committees, recommends procedures through which director independence may be determined, oversees the evaluation of director performance and compensation, develops and recommends corporate governance guidelines to the board of directors and oversees compliance with our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available from our Corporate Secretary and made available on our Internet website at www.westarenergy.com. The authority and responsibilities of the committee are more fully set forth in the Nominating and Corporate Governance Committee Charter.

The committee considers many factors in evaluating prospective candidates or current directors for nomination or re-nomination to the board of directors. The committee assesses the current composition of the board of directors and whether the background, knowledge, experience and diversity of the current members are sufficient to effectively oversee our affairs. In light of this assessment the committee considers the personal characteristics and background of prospective candidates or current directors, including, among other factors, their character, reputation for personal integrity and adherence to the highest ethical standards, business acumen and judgment and senior leadership experience with a record of increasing levels of responsibility in business or industry. The prior performance of current directors is considered when evaluating them for re-election.

The committee may employ an executive search firm from time to time to assist in the identification and recruitment of new directors.

The committee will consider a candidate for director suggested by a shareholder by applying the criteria described above and the independence standards attached as Annex A to our Corporate Governance Guidelines. If nominated, we will identify the candidate and the shareholder (or group of shareholders) recommending the candidate in our next proxy statement. If a shareholder wishes the committee to consider an individual as a candidate for election to the board of directors, the shareholder must submit a proper and timely request as specified in the “Submitting Director Recommendations to the Nominating and Corporate Governance Committee” section of this proxy statement.

The chairwoman of the committee is Ms. Lawrence. The other members of the committee are Mr. Edwards and Mr. Farley. Ms. Lawrence was appointed chairwoman of the committee on June 15, 2005. Mr. Nettels served on the committee for a portion of 2005. The board of directors has determined that each member of the committee is independent, based on our independence standards and those of the NYSE. The committee held six meetings in 2005.

Litigation Evaluation Committee.   In October 2003, a special committee of the board of directors was formed to investigate the allegations raised in a shareholder derivative complaint filed on April 18, 2003, “Mark Epstein vs David C. Wittig, Douglas T. Lake, Charles Q. Chandler IV, Frank J. Becker, Gene A. Budig, John C. Nettels, Jr., Roy A. Edwards, John C. Dicus, Carl M. Koupal, Jr., Larry D. Irick and Cleco Corporation, defendants, and Westar Energy, Inc., nominal defendant, Case No. 03-4081-JAR,” and any other similar shareholder derivative complaints or shareholder demand letters that the Company may receive to assess whether there is any merit to the allegations contained in such derivative complaints or demand letters. The chairman of the committee is Mr. Krause. The other members of the committee are Ms. Carter and Mr. Morrissey. In April 2005, the committee approved an agreement in principle to settle this lawsuit for $12.5 million to be paid to us by our insurance carriers. The full terms of the proposed settlement are set forth in a Stipulation and Agreement of Compromise, Settlement and Release dated May 31, 2005 filed with the court. On September 1, 2005, the court approved the proposed settlement and directed the parties to consummate the settlement in accordance with the stipulation. Pursuant to the stipulation, the recovery from our insurance carriers, less attorney’s fees of $2.5 million, was paid into the settlement fund for the settlement of a securities class action lawsuit involving our company and certain of our present and former officers and directors as defendants in United States District Court in Topeka, Kansas, “In Re Westar Energy, Inc. Securities Litigation,” Master File No. 5:03-CV-4003 and related cases. On September 16, 2005, one shareholder filed a motion asking the court to reconsider its order approving the settlement. The court denied this motion and the shareholder subsequently filed an appeal with the 10th Circuit Court of Appeals, where this matter is now pending.

Executive Sessions.   Executive sessions, or meetings of our non-employee directors without management present, are held at each regularly scheduled meeting of the board of directors. These sessions are chaired by Mr. Chandler and may be scheduled by any non-management director.

Compensation of Directors

Directors who are our employees do not receive additional compensation for their services as a director. In 2005, non-employee directors received an annual retainer of $20,000, an annual grant of 2,000 shares of our common stock having a fair market value of $45,670 at the time of issuance, an annual retainer of $5,000 for serving as a committee chair, except the chairman of the Audit Committee who received an annual retainer of $8,000, a fee of $1,200 for each board of directors meeting attended and a fee of $1,000 for each committee meeting attended. The chairman of board of directors received an additional annual retainer of $15,000 and an additional annual grant of 2,000 shares of our common stock.

The following table sets forth the compensation that our directors earned during 2005.

2005 Board of Directors Compensation(1)

Director	Annual Retainer	Attendance Fees	Chair Fees	Stock Grants(2)	Total
Carter, Mollie H.(3)	$20,000	$27,000	$5,000	$45,670	$97,670
Chandler, Charles Q. IV(4)(5)	$35,000	$12,000	0	$91,340	$138,340
Edwards, R.A.(3)	$20,000	$26,000	0	$45,670	$91,670
Farley, Jerry B.	$20,000	$26,200	0	$45,670	$91,870
Haines, James S., Jr.(6)	0	0	0	0	0
Isaac, Anthony B.	$20,000	$23,000	0	$45,670	$88,670
Krause, Arthur B.	$20,000	$29,000	$5,000	$45,670	$99,670
Lawrence, Sandra A.J.(4)(7)	$20,000	$25,200	$2,500	$45,670	$93,370
Morrissey, Michael F.	$20,000	$29,800	$8,000	$45,670	$103,470
Nettels, John C., Jr.(4)	$20,000	$17,000	$2,500	$45,670	$85,170

(1)          The table does not include the following items: reimbursement for travel expenses, charitable gift matching as described below, dividends or dividend equivalents earned on stock received or deferred during 2005, or interest earned on deferred cash compensation earned in 2005.

(2)          Amounts reflect the cash value of stock granted to our directors in January of 2005 based on a value of $22.835 per share (the average of the high and low stock prices on December 31, 2004).

(3)          Ms. Carter and Mr. Edwards elected to receive their 2005 retainer and meeting attendance fees in stock under our 1996 Long Term Incentive and Share Award Plan and to defer the receipt of that stock and their 2005 annual stock awards pursuant to our Non-Employee Director Deferred Compensation Plan.

(4)          Mr. Chandler, Ms. Lawrence and Mr. Nettles elected to defer the receipt of their 2005 annual stock awards pursuant to our Non-Employee Director Deferred Compensation Plan.

(5)          Mr. Chandler elected to defer the receipt of all of his 2005 cash compensation pursuant to our Non-Employee Director Deferred Compensation Plan.

(6)          We do not pay director fees to directors who are employees of the Company.

(7)          Ms. Lawrence elected to defer the receipt of her 2005 retainer and committee chair fees pursuant to our Non-Employee Director Deferred Compensation Plan.

Non-employee directors have the right to convert cash compensation into shares of our common stock in accordance with the provisions of our 1996 Long Term Incentive and Share Award Plan and to defer payment of cash or stock compensation in accordance with the provisions of our Non-Employee Director Deferred Compensation Plan.

We reimburse directors for travel and other out-of-pocket expenses incurred by them that are incidental to attending meetings. We also reimburse directors for reasonable expenses relating to ongoing director education. Non-employee directors are eligible to participate in our matching gift program on the same terms as our employees. Under this program, we will match on a dollar-for-dollar basis charitable contributions to Kansas colleges and universities made by directors, employees and their spouses up to $1,000 per household each year. In addition, the Company provides liability insurance for its directors and officers.

Non-Employee Director Stock Ownership

The board of directors has adopted a policy that non-employee directors are encouraged to own a minimum number of shares of our common stock equal to three times the number of shares included in the most recent annual grant of shares to non-employee directors. The minimum number is currently 6,000 shares. The minimum number of shares for the chairman of the board is the same as the number of shares for the other non-employee directors. Non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the first three years after becoming a director. All non-employee directors own the minimum number of shares, except Mr. Farley, Mr. Isaac and Ms. Lawrence, who are expected to accumulate the necessary number of shares during this period.

The Company also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company, and the Company has procedures in place to assist directors in complying with these laws.

Board of Directors’ Self-Evaluation

The board of directors conducts a self-evaluation of its performance annually. The evaluation includes a review of the board’s composition, responsibilities, structure, processes and effectiveness. Each committee of the board of directors conducts a similar self-evaluation with respect to such committee.

Director Orientation and Education

Each individual, upon joining the board of directors, is provided with an orientation regarding the role and responsibilities of the board of directors and the Company’s operations. As part of this orientation, new directors have opportunities to meet with members of our senior management. The Company and the board of directors are also committed to the ongoing education of our directors. From time to time, our officers and the heads of our business groups make presentations to the board of directors regarding their respective areas. Moreover, our directors are encouraged to attend annually at least one director education program.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors (the “Committee”) is composed entirely of directors who are independent under the NYSE listing standards. In addition, each member has the accounting or related financial management experience required under the NYSE listing standards. Our board of directors has determined that at least one member of the Committee possesses the qualifications of an audit committee financial expert as determined under Regulation S-K Item 401(h) of the Securities Exchange Act of 1934 and has designated Mr. Morrissey as that expert. The Committee operates under a written charter adopted by the board of directors, a copy of which is available from the Company’s Corporate Secretary and made available on the Company’s Internet website at www.westarenergy.com. As required by the charter, the Committee reviews and reassesses the charter annually and recommends any changes to the board of directors for approval.

During 2005, at each of its regularly scheduled meetings, the Committee met with the senior members of the Company’s financial management team, the Company’s Vice President, Corporate Compliance and Internal Audit and the Company’s independent registered public accounting firm. The Committee’s agenda is established by the Committee’s chairman and the Vice President, Corporate Compliance and Internal Audit. The Committee had private sessions at each of its regularly scheduled meetings with the Company’s independent registered public accounting firm and, separately, had private sessions with the Vice President, Corporate Compliance and Internal Audit and senior members of the Company’s financial management team, at which candid discussions of financial management, accounting and internal control issues took place.

Under the Committee’s charter, the Committee has the responsibility to, among other tasks, monitor and provide oversight of management’s preparation of the Company’s financial statements and management’s performance in establishing and maintaining an appropriate system of internal controls related to the financial reporting process. The Committee also has the responsibility to review the qualifications, independence and performance of the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America. This opinion is based on an audit conducted by the independent registered public accounting firm in accordance with auditing standards generally accepted in the United States of America. During 2005, the Company’s independent registered public accounting firm was Deloitte & Touche LLP.

In performing its functions, the Committee acts only in an oversight capacity and relies necessarily on the work and assurances provided to it by management and on opinions made to it by the Company’s independent registered public accounting firm in its report. Accordingly, the oversight provided by the Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls related to the financial reporting process, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or that the audit of the Company’s financial statements by the independent registered public accounting firm has been carried out in accordance with auditing standards generally accepted in the United States of America.

In fulfilling its responsibilities for the year ended December 31, 2005, the Committee has met with the Company’s management, the Company’s Vice President, Corporate Compliance and Internal Audit and the Company’s independent registered public accounting firm to review the audited financial statements that are included in the Annual Report on Form 10-K for the year ended December 31, 2005, including a discussion of the reasonableness of significant accounting judgments and estimates, the overall quality and adequacy of the Company’s internal controls over financial reporting, and the organizational structure and responsibilities of the Company’s internal audit function.

The Committee discussed with the independent registered public accounting firm matters required to be discussed by the auditor with the Committee under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees), and other regulations. The Committee received and discussed with the independent registered public accounting firm its annual written report on the auditor’s independence from the Company and its management, which is made under Rule 3600T of the Public Company Accounting Oversight Board, which adopted on an interim basis Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee considered whether the non-audit services provided by the independent registered public accounting firm to the Company during 2005 were compatible with the auditor’s independence.

The Committee has appointed Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm and to examine the Company’s financial statements, and those of its subsidiaries, for the year ended December 31, 2006. The Committee’s selection of Deloitte & Touche LLP took into account the Committee’s review of Deloitte & Touche LLP’s qualifications as the independent registered public accounting firm for the Company. In addition, the review included matters required to be considered under Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services. In the Committee’s business judgment, the nature and extent of non-audit services performed by Deloitte & Touche LLP during 2005 did not impair the firm’s independence.

In reliance on the reviews and discussions detailed in this report and the report of the independent registered public accounting firm, the Committee has recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and that such report be filed with the Securities and Exchange Commission.

The Audit Committee
Michael F. Morrissey, Chairman
R.A. Edwards
Jerry B. Farley
Arthur B. Krause

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors (the “Committee”) establishes the compensation of the Company’s executive officers, including the chief executive officer and president and the other named executive officers in the compensation table. The Committee consists entirely of independent directors who are not officers or employees of the Company. The Company’s standards for director independence are set forth in the Company’s Corporate Governance Guidelines. The Committee’s charter and the Corporate Governance Guidelines are posted on the Company’s Internet website at www.westarenergy.com.

Compensation Philosophy

The Company’s executive compensation program consists of base salaries and long-term incentive compensation and is designed to:

•       retain executive officers by paying them competitively, motivate them to contribute to the creation of shareholder value, and foster a team orientation toward the achievement of business objectives;

•       align the interests of executive officers with those of shareholders by linking a substantial portion of each executive officer’s potential compensation to the creation of shareholder value as reflected in stock price appreciation; and

•       encourage significant ownership of Company common stock by executive officers.

Total Compensation

Total compensation for executive officers consists of base salary and a long-term incentive in the form of an award of restricted share units (which includes associated dividend equivalents), as discussed in more detail later in this report. The Company targets total compensation for executive officers to approximate the median level of total compensation in the national market for persons holding similar positions at comparably sized utilities. However, the long-term incentive is designed to provide total compensation that exceeds the market median if there is significant appreciation in the price of the Company’s common stock following the date of an award. Targeted compensation may be adjusted to reflect the responsibilities of an individual executive officer relative to the responsibilities associated with a position in the market data, the experience of an individual executive officer, or the Committee’s or senior management’s subjective evaluation of the contribution of an individual executive officer as well as the appropriateness of the compensation of an individual executive officer relative to the compensation of other executive officers.

Executive officers also participate in employee benefit programs available to all of the Company’s non-union employees, including the employees’ 401(k) savings plan, medical, dental and life insurance programs, and a defined benefit or cash balance retirement plan, which is described elsewhere in this proxy statement. Executive officers do not receive any other “perquisites” such as car allowances, discretionary allowances, reimbursement of personal expenses, personal use of aircraft or country club memberships (except that during 2005 the Company paid for one country club membership for the executive officer with responsibility for public affairs; that membership was terminated in January of 2006). The Company does not provide a supplemental retirement plan for executive officers, although five officers participated in a former plan under which four have vested benefits related to prior employment with the Company and one continues to accrue benefits. This plan is described elsewhere in this proxy statement. The Company does not have a deferred compensation plan for cash compensation paid to executive officers. Executive officers are permitted to defer for certain periods the receipt of shares of common stock that would otherwise be issued upon the vesting of restricted share units. No executive officer receives compensation from any subsidiary of the Company.

The Company’s executive compensation program does not include an annual short-term cash incentive. The Company believes executive officers are incented by the potential for price appreciation in their restricted share units and shares of common stock.

The total compensation of four of the Company’s named executive officers was established when they accepted employment with the Company. James S. Haines, Jr., the Company’s chief executive officer and William B. Moore, the Company’s president and chief operating officer, joined the Company in December 2002. Mark A. Ruelle, the Company’s executive vice president and chief financial officer, joined the Company in January 2003, and Douglas J. Henry, Vice President, Power Delivery, joined the Company in May of 2003.

The compensation for Mr. Haines, Mr. Moore, Mr. Ruelle and Mr. Sterbenz is set forth in letter agreements with terms of four years and other customary provisions regarding termination, indemnification, non-solicitation, non-disparagement and the protection of confidential information. The letter agreements do not provide for increases in base salary or additional awards of restricted share units during the term of the agreement. The letter agreement with Mr. Henry had a term of two years and expired in 2005 and was not replaced.

In February 2005, the Committee comprehensively reviewed the compensation of all of the Company’s executive officers. The Committee considered a study prepared by an independent human resources consulting firm and management’s analysis of market data from other external sources relating to compensation for executive officers of comparably-sized regulated utilities and energy companies. Based upon this review, the Committee recommended that the board of directors approve adjustments to the compensation of those executive officers with letter agreements that expired in 2005, including Mr. Henry. No adjustments were made to the compensation of the other named executive officers.

The Committee met in executive session to evaluate the performance of Mr. Haines relative to performance goals established at the beginning of 2004. The Committee met with Mr. Haines to evaluate the performance of all of the other executive officers relative to individual performance goals established at the beginning of 2004.

Total Cash Compensation

The total cash compensation for executive officers consists of base salary and dividend equivalents on restricted share units. Base salary is targeted to the median level of base salary in the national market for persons holding similar positions at comparably sized utilities. The total cash compensation for executive officers is typically less than the median level of total cash compensation in the national market for persons holding similar positions at comparably sized utilities because the Company’s executive compensation program does not include an annual short-term cash incentive. Targeted total cash compensation may be adjusted to reflect the experience, responsibilities or contributions of an individual executive officer. In 2005 there was no change in the base salary of any of the named executive officers, other than Mr. Henry, because each executive officer’s base salary is fixed for the term of his letter agreement. Total cash compensation was adjusted in 2005 for Mr. Henry and other executive officers with letter agreements that expired during the year.

Long-Term Incentives

The Company awards long-term incentive compensation in the form of restricted share units to executive officers, including the named executive officers, and other key employees who are in a position to affect the Company’s long-term success through the formation and execution of its business strategies. Dividend equivalents are paid on restricted share units from the date of grant. Dividend equivalents are equal in amount to the dividends that are paid on a share of common stock. The Company believes restricted share units: (1) focus management’s efforts on performance that will create shareholder value and increase the price of the Company’s common stock; (2) align the interests of management with those of the Company’s shareholders; (3) provide a competitive long-term incentive opportunity; and (4) provide a retention incentive for key employees.

Each of the executive officers of the Company, including the named executive officers, received an award of restricted share units upon joining the Company or when compensation was adjusted in 2005. The restricted share units vest ratably on each anniversary of the grant date, subject to the officer continuing to be employed by the Company on each anniversary date. The number of restricted share units awarded and the vesting period vary by position. The awards were set at levels and periods to provide officers annual total compensation, consisting of total cash compensation, the value of the portion of the restricted share unit award that vests annually and associated dividend equivalents, that approximates the median level of total compensation in the national market for similar positions at comparably sized utilities. Awards of restricted share units were valued based upon the closing price of the Company’s common stock near the date of grant. The awards are designed to provide total compensation that exceeds the market median if there is significant appreciation in the price of the Company’s common stock following the date of grant. Restricted share units and dividend equivalents also vest if an officer’s employment is terminated by the Company other than for cause, or by the officer for good reason.

Stock Ownership

In 2005, the Committee adopted stock ownership targets for executive officers, which are intended to further align the interests of executive officers with those of the Company’s shareholders. Pursuant to the Company’s stock ownership guidelines, each executive officer is expected to own an amount of the Company’s common stock having a value equal to a multiple of the officer’s base salary. The multiples range from two to five times base salary, depending upon the position and salary level of the executive officer. The Committee reviews the stock targets on a yearly basis. If the executive officer’s target level of stock ownership has been met, the executive officer may sell, subject to restrictions imposed in their employment agreements, any additional shares owned during authorized trading periods. At January 1, 2006, all executive officers except Mr. Haines owned the number of shares required by the stock ownership guidelines. Mr. Haines will own the required number of shares upon the vesting of his next installment of restricted share units in December 2006.

Additionally, executive officers whose letter agreements have not expired (Mr. Haines, Mr. Moore, Mr. Ruelle and Mr. Sterbenz), may not sell any shares without the prior approval (not to be unreasonably withheld), in the case of Mr. Haines, of the board of directors and, in the case of the other such officers, of Mr. Haines.

Change in Control Agreements

The Committee considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this regard, the Committee recognizes that, as is the case for many publicly-held corporations, the possibility of a change in control may arise and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

Accordingly, the Committee and the board of directors determined that appropriate steps should be taken to minimize the risk that the Company’s executive officers will depart prior to a change in control, thereby leaving the Company without adequate management personnel during such a critical period, and that appropriate steps should also be taken to reinforce and encourage the continued attention and dedication of executive officers to their assigned duties without distraction in circumstances arising from the possibility of a change in control. In particular, the board of directors believes it important, should the

Company or its shareholders receive a proposal for transfer of control, that its executive officers be able to continue their management responsibilities without being influenced by the uncertainties of their own personal situations.

On August 20, 2005, the board of directors authorized the Company to enter into change in control agreements with Mr. Ruelle and Mr. Sterbenz if they agreed to amend their letter agreements to eliminate the change in control benefits provided in the letter agreements. The board of directors also authorized the Company to enter into change in control agreements with officers whose letter agreements expired in 2005, including Mr. Henry, but not any of the other named executive officers, and to enter into change in control agreements with two other officers whose letter agreements had not yet expired and who had prior stand alone change in control agreements if they agreed to terminate the prior change in control benefits. The board of directors did not authorize change in control agreements for Mr. Haines or Mr. Moore. On January 16, 2006, the Company and the officers entered into the applicable change in control agreements and amendments to their letter agreements. See “Change in Control Agreements” for a description of the terms of the change in control agreements.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1 million paid annually to any of the named executive officers. Certain performance-based compensation is specifically exempt from the deduction limit. The Committee considers deductibility of compensation for federal income tax purposes in structuring the Company’s executive compensation program; however, the Committee does not design compensation programs solely for tax purposes to maintain flexibility in compensating executive officers in a manner designed to promote varying goals of the Company. Mr. Haines and Mr. Moore have elected to defer receipt of shares of the Company’s common stock that will be earned by them in 2005 and 2006 as a result of the vesting of restricted share units.   In the event Mr. Haines or Mr. Moore had not elected to defer these shares so that their aggregate compensation in 2005 and 2006 would not exceed $1 million, some of the compensation the Company otherwise would have paid to them may not have been deductible under Section 162(m).

Chief Executive Officer—James S. Haines, Jr.

Mr. Haines has served as chief executive officer of the Company since December 6, 2002 and was president from December of 2002 until March of 2006. He receives an annual base salary of $750,000, which is fixed for the four-year term of his letter agreement. He also received a grant of 250,000 restricted share units (and associated dividend equivalents) when his employment commenced. The restricted share units vest in one-fourth increments on each anniversary of his start date subject to his continuing to be employed by the Company on each anniversary date. The restricted share units were intended to provide Mr. Haines a significant long-term incentive opportunity in the event of appreciation in the Company’s common stock price from the stock price at the time of the award. Mr. Haines does not receive any additional cash or stock compensation during the term of his employment agreement, except for compensation arising from discounts received on shares purchased pursuant to the Company’s Employee Stock Purchase Plan, which has been discontinued. See “Employment Contracts” for a description of other terms of Mr. Haines’ letter agreement with the Company.

The Compensation Committee
Mollie H. Carter, Chairwoman
B. Anthony Isaac
Sandra A.J. Lawrence
Michael F. Morrissey

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

Certain Beneficial Owners of Common Stock

The following table sets forth certain information regarding beneficial ownership of our common stock on February 28, 2006 by each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	JPMorgan Chase & Co.(1)	5,701,669	6.56%(2)
	270 Park Avenue New York, NY 10017
Common Stock	Mario J. Gabelli(3)	5,070,909	5.83%(2)
	One Corporate Center Rye, NY 10580

(1)          As reported in a Schedule 13G filed with the SEC on February 10, 2006 by JPMorgan Chase & Co. and its wholly owned subsidiaries: JPMorgan Chase Bank, National Association; J.P. Morgan Investment Management, Inc.; Bank One Trust Co., N.A.; and JPMorgan Investment Advisors, Inc.

(2)          Based on the number of shares of our common stock outstanding on February 28, 2006.

(3)          As reported in a Schedule 13D/A filed jointly with the SEC on May 26, 2004, by Mr. Gabelli, Gabelli Asset Management, Inc., Gabelli Funds, LLC, GAMCO Investors, Inc., and Gabelli Group Capital Partners, Inc. Mr. Gabelli directly or indirectly controls, or acts as the chief investment officer for, each of the reporting entities and is deemed to have beneficial ownership of the securities owned by each entity.

Security Ownership of Management

The following information relating to the ownership of shares of our common stock is furnished with respect to each of our current directors and named executive officers individually, and with respect to our current directors and executive officers as a group, as of February 28, 2006.

	Amount and Nature of Beneficial Ownership(1)
	Shares		Restricted Share Units		Total		Percent of Class
Outside Directors
Mollie H. Carter	9,461		512		9,973		*
Charles Q. Chandler IV	20,326		312		20,638		*
R.A. Edwards	31,105	(2)	312		31,417		*
Jerry B. Farley	4,337		125		4,462		*
B. Anthony Isaac	5,841		338		6,179		*
Arthur B. Krause	8,717	(3)	512		9,229		*
Sandra A.J. Lawrence	4,327		125		4,452		*
Michael F. Morrissey	7,260		661		7,921		*
John C. Nettels, Jr.	21,931	(4)	312		22,243		*
Management
James S. Haines, Jr.	144,405		62,500		206,905		*
Douglas J. Henry(5)	32,311		6,800		39,111		*
William B. Moore	93,102		49,157		142,259		*
Mark A. Ruelle	55,928		31,250		87,178		*
Douglas R. Sterbenz	42,148		62,500		104,648		*
All directors and executive officers as a group (20 individuals)	642,006	(6)	291,866	(7)	933,872	(8)	1.07%

*                    Represents less than 1% of our outstanding common stock.

(1)          Includes beneficially owned shares held in employee savings plans, the discontinued Employee Stock Purchase Plan, shares deferred under the 1996 Long Term Incentive and Share Award Plan, the stock for compensation program and the Non-Employee Director Deferred Compensation Plan. No director or named executive officer owns any of our equity securities other than our common stock.

(2)          Includes 2,125 shares of our common stock that are held by Mr. Edwards’ spouse. These shares are not subject to Mr. Edwards’ voting or investment power.

(3)   Includes 2,000 shares of our common stock that are held in a trust of which Mr. Krause’s spouse is the trustee and Mr. Krause is the beneficiary.

(4)          Includes 500 shares of our common stock held in a trust in which Mr. Nettels has shared investment and voting power.

(5)          Mr. Henry died unexpectedly on February 9, 2006. The information reported is as of that date.

(6)          Includes 160,807 shares of our common stock held by six other executive officers and shares referred to in items (2) through (4) above.

(7)          Includes 76,450 restricted share units held by six other executive officers.

(8)          Includes 237,257 total shares held by six other executive officers.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation of our named executive officers for the last three completed fiscal years.

Summary Compensation Table

		Annual Compensation			Long-term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other annual compensation ($)(1)	Restricted stock awards ($)(2)	All other Compensation ($)(3)
James S. Haines, Jr.	2005	750,000	—	—	—	80,516
Chief Executive Officer	2004	750,000	—	—	—	114,185
	2003	750,000	—	—	—	189,358
William B. Moore	2005	400,000	—	—	—	172,770
President and	2004	400,000	—	12	—	170,165
Chief Operating Officer	2003	400,000	—	53	—	170,011
Mark A. Ruelle	2005	275,000	—	—	—	8,540
Executive Vice President and	2004	275,000	—	—	—	6,617
Chief Financial Officer	2003	265,625	—	—	1,306,250	119,915
Douglas R. Sterbenz	2005	275,000	—	—	—	8,540
Executive Vice President,	2004	275,000	—	1,104	—	6,579
Generation and Marketing	2003	302,037	—	1,193	1,757,500	6,467
Douglas J. Henry(4)	2005	186,250	—	—	322,003	7,588
Vice President, Power Delivery	2004	160,000	—	—	—	4,118
	2003	106,667	—	—	334,800	12,869

(1)          Other annual compensation in 2003 and 2004 consists of the value of discounts received on shares purchased through the reinvestment of dividends paid on shares held under a stock for compensation program that has been discontinued.

(2)          In 2003 and 2005, we awarded certain of our named executive officers restricted share units linked to shares of our common stock. The reported dollar value of restricted share units is equal to the total number of restricted share units granted to the named executive officer multiplied by the closing price of our common stock on the date of grant. Grants occurred on various dates. This value may not represent the ultimate value of the restricted share units to the officer or us since the value of our common stock is subject to change. Restricted share units awarded to the named executive officers vest ratably in equal increments over a period of two to four years and require the continued employment of the officer until vesting unless the officer’s employment is terminated by us without cause, or by the officer for good reason. The restricted share units awarded to Mr. Haines and Mr. Moore also vest upon termination of their employment within 90 days following a change in control. Dividend equivalents are paid on restricted share units from the date of grant in an amount equal to the dividends paid on an equal number of shares of our common stock from the date of grant. Please see the “Employment Contracts” and “Compensation Committee Report” sections of this proxy statement for additional information about restricted share unit awards.

                           The aggregate number of restricted share units linked to shares of our common stock held by each of the named executive officers on December 31, 2005, the market value of these restricted share units on that date and the dividend equivalents received by each of the named executive officers in 2005 with respect to restricted share units linked to our common stock are indicated in the table below. The market value is based on the closing price of our common stock on December 30, 2005 of $21.50 per share.

Name	Restricted Share Units	Market Value ($)	Dividend Equivalents ($)
James S. Haines, Jr.	62,500	1,343,750	115,023
William B. Moore	83,532	1,795,938	93,028
Mark A. Ruelle	62,500	1,343,750	64,688
Douglas R. Sterbenz	62,500	1,343,750	94,626	*
Douglas J. Henry	21,680	466,120	18,621

*                   Includes $20,695 in dividend equivalents paid on restricted share units linked to shares of Guardian International, Inc. preferred stock that were granted to Mr. Sterbenz and other officers in January and April of 2002. Those restricted share units vested in 2004 and 2005.

(3)          As set forth below, all other compensation for 2005 includes Company matching contributions under the Employees’ 401(k) Savings Plan and premiums paid on term life insurance on behalf of the named executive officer.

Name	401 (k) Plan ($)	Life Insurance ($)
James S. Haines, Jr.	8,190	3,531
William B. Moore	8,190	811
Mark A. Ruelle	8,190	350
Douglas R. Sterbenz	8,190	350
Douglas J. Henry	7,264	325

                           In addition, all other compensation for each year includes payments received by Mr. Haines and Mr. Moore of $68,795 and $163,769, respectively, pursuant to our executive salary continuation plan in connection with previous periods of employment. All other compensation in 2003 for Mr. Henry includes $10,656 in payments made to him pursuant to our executive salary continuation plan in connection with his previous period of employment. Please see the “Retirement Plans” section of this proxy statement for additional information about the executive salary continuation plan. All other compensation in 2003 includes relocation expenses in the amount of $110,157 and  $113,494 that were paid to, or on the behalf of, Mr. Haines and Mr. Ruelle, respectively. All other compensation in 2004 includes relocation expenses in the amount of $35,009 that were paid to, or on behalf of, Mr. Haines.

(4)          Mr. Henry died unexpectedly on February 9, 2006.

Shares Authorized for Issuance Under Equity Compensation Plans

The following table summarizes the total shares of our common stock that may be received by holders of restricted share units and options upon the vesting of restricted share units and the exercise of currently outstanding options, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the restricted share units and stock options currently outstanding.

Equity Compensation Plan Information

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance
Long Term Incentive and Share Award Plan (the only equity compensation plan approved by our shareholders)	1,604,117	(1)	$32.61	(2)	1,325,902
Any equity compensation plans not approved by our shareholders	—		—		—
Total	1,604,117	(1)	$32.61	(2)	1,325,902

(1)          Includes shares issuable with respect to restricted share units.

(2)          Excludes restricted share units referred to in footnote (1).

Retirement Plans

We maintain a qualified non-contributory defined benefit plan for all of our non-union employees, including the named executive officers. Participants become fully vested in their benefits under the plan after five years of credited service. Vested benefits are calculated under a final average pay formula. Mr. Haines, Mr. Moore, Mr. Ruelle and Mr. Henry have vested benefits calculated under the plan as a result of their prior employment. All of the named executive officers are accruing benefits under the plan as a result of their current employment.

Employees hired after December 31, 2001, are covered by the same defined benefit plan with benefits derived from a cash balance account formula. Mr. Haines, Mr. Moore and Mr. Ruelle are currently participants in the plan and are accruing a benefit under the cash balance formula as a result of their current employment. Mr. Henry was also accruing a benefit under the cash balance formula until his death on February 9, 2006.

The following table sets forth the estimated annual retirement benefits payable to the participants receiving benefits under the plan based upon specified remuneration at age 65 and specified years of services. The benefits listed in the table are calculated using a straight-life annuity amount and do not take into account any deductions for Social Security or other offset amounts.

Pension Plan Table

Remuneration	15 years	20 years	25 years	30 years	35 years
$150,000	$39,675	$52,900	$60,875	$68,850	$76,824
$175,000	$46,800	$62,400	$71,875	$81,350	$90,824
$200,000	$53,925	$71,900	$82,875	$93,850	$104,824
$225,000	$59,625	$79,500	$91,675	$103,850	$116,024
$250,000	$59,625	$79,500	$91,675	$103,850	$116,024
$275,000	$59,625	$79,500	$91,675	$103,850	$116,024
$300,000	$59,625	$79,500	$91,675	$103,850	$116,024
$325,000	$59,625	$79,500	$91,675	$103,850	$116,024
$350,000	$59,625	$79,500	$91,675	$103,850	$116,024
$375,000	$59,625	$79,500	$91,675	$103,850	$116,024
$400,000	$59,625	$79,500	$91,675	$103,850	$116,024
$425,000	$59,625	$79,500	$91,675	$103,850	$116,024
$450,000	$59,625	$79,500	$91,675	$103,850	$116,024

The final average pay formula portion of the defined benefit plan calculates retirement benefits based upon the highest consecutive sixty-month average cash compensation and annual incentive bonuses, if any, out of the final one hundred twenty months of employment with no reduction for Social Security.  Retirement benefits are paid for the life of the participant. When their previous employment with the Company terminated, Mr. Haines, Mr. Moore,  Mr. Ruelle and Mr. Henry had 16.3 years, 22.4 years,  10.5 years and 24.75 years of credited service, respectively. As of January 1, 2006, Mr. Haines, Mr. Moore, Mr. Ruelle, Mr. Sterbenz and Mr. Henry had 19.3, 25.4, 13.5, 8.6 years and 27.4 years of credited service, respectively.

The cash balance formula portion of the defined benefit plan calculates retirement benefits based on the lifetime employment of the participant. Participants earn monthly contribution credits based upon their age. In addition, monthly interest credits are added to participants’ account balance based upon the one-year Treasury constant maturities rate with a minimum 5% annual interest credit and a maximum 10% annual interest credit. The estimated lump sum benefit payable to Mr. Haines, Mr. Moore and Mr. Ruelle at the normal retirement age of 65 under the cash balance formula portion of the defined benefit plan based on a 5% interest credit is as follows:  Mr. Haines, $155,562; Mr. Moore, $323,336; and Mr. Ruelle, $582,116. The estimated lump sum benefit payable to Mr. Henry had he worked until age 65 would have been $287,538. Because of Mr. Henry’s death, a lesser amount will be paid under the plan to Mr. Henry’s beneficiary.

Mr. Haines, Mr. Moore, Mr. Ruelle and Mr. Henry participated in and accrued vested benefits under an executive salary continuation plan in connection with their prior employment with us. They are not accruing additional benefits as a result of their current employment. One other executive officer, who became a participant in the plan prior to its discontinuation, continues to accrue benefits under the plan. None of the other executive officers, including the other named executive officers, are participants in this plan.

Mr. Haines and Mr. Moore receive an annual benefit of $68,795 and $163,769, respectively, under the plan. The estimated annual benefit payable to Mr. Ruelle under the plan upon retirement at or after age 62 is $15,810. Mr. Henry’s beneficiary will receive surviving spouse benefits payable under this plan.

Employment Contracts

In 2003, we entered into letter agreements with four-year terms with each of the named executive officers except Mr. Henry. The agreements provide for annual base salaries (Mr. Haines, $750,000; Mr. Moore, $400,000; Mr. Sterbenz, $275,000; and Mr. Ruelle, $275,000) and grants of restricted share units (Mr. Haines, 250,000; Mr. Moore 137,500; Mr. Sterbenz, 125,000; and Mr. Ruelle, 125,000). The restricted share units vest ratably in equal installments on an annual basis over the term of the contracts, subject to the officer continuing to be employed by us on each anniversary date. The agreements provide that the officers will not receive any additional cash or stock compensation during the term of the agreements other than compensation arising from discounts received on shares purchased pursuant to our Employee Stock Purchase Plan, which has been discontinued. The officers are entitled to various periods of vacation and participate in all other employee benefit plans and programs provided to all of our non-union employees. We reimburse the officers for all reasonable expenses incurred in the conduct of our business, provided they account for these expenses in accordance with our applicable policies. In 2003, we also entered into an agreement with Mr. Henry with a two-year term that expired in May of 2005.

Pursuant to their letter agreements, Mr. Haines and Mr. Ruelle received certain benefits in connection with their relocation to Kansas. We reimbursed Mr. Haines and Mr. Ruelle for the cost of temporary housing in Topeka, Kansas, for periods of eight months and six months, respectively, and for the costs of travel for each officer and his immediate family to and from their previous places of residence and Topeka, Kansas. We agreed to purchase two residences located in El Paso, Texas, at Mr. Haines’ request at any time prior to the end of the term of his employment agreement for a price equal to his purchase price plus the cost of all improvements and the costs incurred in connection with their sale, provided that the aggregate price paid by us for both residences will not exceed $500,000. As of December 31, 2005, only one of these houses has been purchased. We also agreed to reimburse Mr. Haines and Mr. Ruelle for moving expenses related to their relocation to Kansas.

We paid Mr. Haines a $50,000 signing bonus and made charitable contributions totaling $200,000 to charitable organizations designated by him. Mr. Haines matched the charitable contributions from his personal funds. Mr. Haines may devote two weeks each year to teaching at the University of Texas at El Paso.

The letter agreements contain customary provisions regarding indemnification, non-solicitation, non-disparagement and the protection of confidential information.

If the employment of any named executive officer, terminates in a “Qualifying Termination,” he will be entitled to receive a lump-sum cash amount equal to the sum of his base salary through the date of termination, his base salary for the remainder of the term of the agreement, and any accrued vacation pay, to the extent not previously paid. Restricted share units awarded to the officers will fully vest upon a Qualifying Termination. Also, we will continue to provide medical benefits to Mr. Haines and his dependents for life.

In the case of Mr. Haines and Mr. Moore, the term “Qualifying Termination” means termination by us other than for “Cause,” by the officer for “Good Reason” or by the officer during the 90-day period after a “Change in Control” (as each term is defined in the letter agreement). In the case of Mr. Ruelle and Mr. Sterbenz, as a result of an amendment to their letter agreements dated January 20, 2006, the term “Qualifying Termination” means termination by us other than for “Cause” or by the officers for “Good Reason” (as each term is defined in the letter agreement). The term “Cause” means the officer’s conviction of a felony or crime involving moral turpitude, his commission of a willful act of fraud or dishonesty with respect to us, his willful and repeated failure to perform substantially his material duties to us, his engaging in significant activity that is materially harmful to our reputation, or his breach of his fiduciary responsibilities to us or our shareholders.

If the employment of any named executive officer, terminates under circumstances not qualifying as a “Qualifying Termination,” we will make a lump-sum cash payment equal to the sum of his base salary through the date of termination and any accrued vacation pay, and, in the case of Mr. Haines, we will continue to provide medical benefits to him and his dependents for life.

In 2004, Mr. Haines and Mr. Moore elected to defer receipt of shares of our common stock earned by them during 2005 and 2006 pursuant to the terms of their letter agreements. The deferred shares will be paid to each of Mr. Haines and Mr. Moore, respectively, following the termination of their employment.

In March of 2006, Mr. Haines and our board of directors reached an agreement in principle to extend the term of his current employment letter agreement for an additional two years, from December 2006 to December 2008. Mr. Haines and our board of directors have not agreed on the compensation payable to Mr. Haines during the two-year extension of this agreement.

Change in Control Agreements

On August 20, 2005, the board of directors authorized the Company to enter into change in control agreements with Mr. Ruelle and Mr. Sterbenz if they agreed to amend their letter agreements to eliminate the change in control benefits provided in the letter agreements. The board of directors also authorized the Company to enter into change in control agreements with officers whose letter agreements expired in 2005, including Mr. Henry but not any of the other named executive officers, and to enter into change in control agreements with two other officers whose letter agreements had not yet expired and who had prior stand alone change in control agreements if they agreed to terminate the prior change in control benefits. The board of directors did not authorize change in control agreements for Mr. Haines or Mr. Moore. On January 16, 2006, the Company and the officers entered into the applicable change in control agreements and amendments to their letter agreements.

Under the change in control agreements, an officer is eligible to receive the following benefits if, within three years after a change in control, the Company terminates the officer’s employment without cause or the officer terminates his or her employment for “Good Reason” (that is, a change in status as an officer, a reduction in total annual compensation, a relocation of more than 80 miles that is to a location outside the Company’s service territory or a material adverse reduction in benefits):

•       a severance payment equal to two times the sum of (1) the officer’s base salary on the date of the change in control or, if higher, the date of termination, (2) the annual amount of the dividend equivalents payable to the officer based on our annual dividend and the average annual restricted share units awarded under the officer’s most recent restricted share unit award, and (3) the annual value of the officer’s award of restricted share units (regardless of conditions for vesting) based on the average annual restricted share units awarded under the officer’s most recent restricted share unit award and the higher of our stock price at the date of the change in control or the date of termination;

•       a cash payment for accrued vacation and up to thirty days of accumulated sick leave;

•       participation in the Company’s (or its successor’s) welfare benefit plans for two years following termination (or until the officer is receiving comparable benefits from a new employer) on the same terms as benefits are provided to officers at the time of termination;

•       a cash payment equal to the actuarial present value of pension plan benefits for two additional years of service; and

•       the Company (or its successor) will cause directors and officers liability insurance to be provided to the officer for at least five years following termination.

If necessary to avoid excise taxes, the severance payment will be reduced to the maximum amount that can be paid without triggering excise taxes. The Company has the right to terminate the change in control agreement with 180 days notice at any time prior to a change in control.

RELATED PARTY TRANSACTIONS AND LEGAL PROCEEDINGS

Certain present and former members of our board of directors and officers were defendants in a shareholder derivative complaint filed April 18, 2003, “Mark Epstein vs David C. Wittig, Douglas T. Lake, Charles Q. Chandler IV, Frank J. Becker, Gene A. Budig, John C. Nettels, Jr., Roy A. Edwards, John C. Dicus, Carl M. Koupal, Jr., Larry D. Irick and Cleco Corporation, defendants, and Westar Energy, Inc., nominal defendant, Case No. 03-4081-JAR.”  Plaintiffs filed an amended shareholder derivative complaint on July 30, 2003.

Among other things, the lawsuit claimed that the defendants (i) breached fiduciary duties owed to us because of the actions and omissions described in the report of the special committee of our board of directors, (ii) caused or permitted our assets to be wasted on perquisites for certain insiders and (iii) caused or permitted our May 6, 2002 proxy statement to be issued with materially false and misleading statements. The plaintiffs sought unspecified monetary damages and other equitable relief. As discussed in this proxy statement, in April 2005, the Litigation Evaluation Committee of our board of directors approved an agreement in principle to settle this lawsuit for $12.5 million to be paid to us by our insurance carriers. The full terms of the proposed settlement are set forth in a Stipulation and Agreement of Compromise, Settlement and Release dated May 31, 2005 filed with the court. On September 1, 2005, the court approved the proposed settlement and directed the parties to consummate the settlement in accordance with the stipulation. Pursuant to the stipulation, the recovery from our insurance carriers, less attorney’s fees of $2.5 million, was paid into the settlement fund for the settlement of a securities class action lawsuit involving our company and certain of our present and former officers and directors as defendants in United States District Court in Topeka, Kansas, “In Re Westar Energy, Inc. Securities Litigation,” Master File No. 5:03-CV-4003 and related cases. On September 16, 2005, one shareholder filed a motion asking the court to reconsider its order approving the settlement. The court denied this motion and the shareholder subsequently filed an appeal with the 10th Circuit Court of Appeals, where this matter is now pending.

PERFORMANCE GRAPH

The following performance graph compares the performance of our common stock during the period that began on December 31, 2000 and ended on December 31, 2005 to the Standard & Poor’s 500 Index and the Standard & Poor’s Electric Utility Index. The graph assumes a $100 investment in our common stock and in each of the indexes at the beginning of the period and a reinvestment of dividends paid on such investments throughout the period.

Cumulative Total Returns

	Dec-2000	Dec-2001	Dec-2002	Dec-2003	Dec-2004	Dec-2005
Westar Energy Inc.	$100	$74	$46	$99	$116	$114
S&P 500	$100	$88	$69	$88	$98	$103
S&P Electric Utilities	$100	$83	$71	$88	$111	$131

RATIFICATION AND CONFIRMATION OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006
(Item 2 on the Proxy Card)

Deloitte & Touche LLP has acted as our independent registered public accounting firm since 2002. In March 2006, the Audit Committee appointed Deloitte & Touche LLP to act as our independent registered public accounting firm and to examine our consolidated financial statements, and those of our subsidiaries, for the year ending December 31, 2006. You are being asked to ratify and confirm that appointment at the annual meeting.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of Deloitte & Touche LLP is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

Independent Registered Accounting Firm Fees

The aggregate fees, including expenses, of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for fiscal years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Audit fees(1)	$1,768,506	$2,201,985
Audit-related fees(2)	143,378	104,439
Total audit and audit-related fees	1,911,884	2,306,424
Tax fees(3)	89,720	366,121
Total fees(4)	$2,001,604	$2,672,545

(1)          Audit fees for 2005 include $776,260 relating to the audit of the Company’s annual consolidated financial statements and reviews of quarterly financial statements, $888,085 relating to the audit of the Company’s internal control over financial reporting and $104,161 relating to the issuance of comfort letters to underwriters and reviews of registration statements filed by the Company. The 2004 audit fees include $940,849 relating to the audit of the Company’s annual and quarterly financial statements, $1,011,489 relating to the audit of the Company’s internal control over financial reporting during 2004 and $249,647 relating to the Company’s 2004 securities offerings.

(2)          Audit-related fees for 2005 relate to audits conducted of Company sponsored benefit plans, an annual review of procedures related to our accounts receivables sales program, an annual review of transfer agent functions performed by our Shareholder Services Department, consultations on certain accounting matters not arising as a part of the annual audit or quarterly reviews and other various matters. The 2004 fees related to audits conducted of Company sponsored benefit plans, an annual review of procedures related to our accounts receivables sales program, an annual review of transfer agent functions performed by our Shareholder Services Department and other matters.

(3)          Tax fees for 2005 relate to permitted tax services relating to a research and development study for the IRS audit and rate case tax issues. Tax fees for 2004 include the settlement of a tax contingency arrangement for tax services related to tax returns for tax years 1995 through 2000.

(4)          For 2004 and 2005, each of the permitted non-audit services were pre-approved by the Audit Committee or the Audit Committee’s chairman pursuant to authority delegated by the Audit Committee, other than de minimus non-audit services for which the pre-approval requirements are waived in accordance with the rules and regulations of the SEC.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent registered public accounting firm before the firm is engaged to render these services. The Audit Committee may consult with management in making its decision, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full committee at the next committee meeting.

In 2004, the Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy authorizes the chairman of the Audit Committee to pre-approve the retention of the independent registered public accounting firm for audit-related and permitted non-audit services not contemplated by the engagement letter for the annual audit, provided that: (a) these services are approved no more than thirty days in advance of the independent registered public accounting firm commencing work; (b) the fees to be paid to the independent registered public accounting firm for services related to any single engagement do not exceed $50,000;  and (c) the chairman advises the Audit Committee of the pre-approval of the services at the next meeting of the Audit Committee following the approval.

The Audit Committee will periodically assess the suitability of our independent registered public accounting firm, taking into account all relevant fees and circumstances, including the possible consideration of the qualifications of other accounting firms.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RATIFICATION AND CONFIRMATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The SEC’s rules require our directors and executive officers to file reports of their holdings and transactions in our common stock. Based solely on our review of the reports filed under Section 16(a) of the Exchange Act and written representations that no other reports were required, we believe that, during the fiscal year ended December 31, 2005, all required filings applicable to our executive officers, directors and owners of more than ten percent of our common stock were made and that such persons were in compliance with the Exchange Act requirements.

Shareholder Proposals

Proposals for Inclusion in the Proxy Statement.   The 2007 Annual Meeting of Shareholders is scheduled to be held on May 15, 2007. Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2007 Annual Meeting of Shareholders, shareholder proposals must be received by our Corporate Secretary no later than December 4, 2006, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.   In addition, our articles of incorporation establish an advance notice procedure with regard to certain matters, including shareholder proposals not intended to be included in the Company’s proxy materials mailed to shareholders, to be brought before an annual meeting of shareholders. In general, notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to the annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, such a proposal must have been received by our Corporate Secretary between February 15, 2006, and March 17, 2006, to be presented at the Company’s 2006 Annual Meeting of Shareholders and will need to be received between February 14, 2007, and March 16, 2007, to be presented at the Company’s

2007 Annual Meeting of Shareholders. No shareholder proposals have been received for the 2006 Annual Meeting of Shareholders.

If a shareholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the proposal will not be presented for a vote at such meeting.

Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Corporate Governance Committee.   If a shareholder wishes the Nominating and Corporate Governance Committee to consider an individual as a candidate for election to the board of directors, the shareholder must submit a proper and timely request as follows:

•       Timing. The shareholder must provide the Nominating and Corporate Governance Committee written notice by no later than October 1 of the year prior to the annual meeting of shareholders at which the candidate would seek to be elected.

•       Information. The shareholder’s notice must include the following information:

•        The name and address of the shareholder making the submission and the name, address and telephone number of the candidate to be considered;

•        The class or series and number of shares of the Company’s stock that are beneficially owned by the shareholder making the submission, a description of all arrangements or understandings between the shareholder and the candidate with respect to the candidate’s nomination and election as a director, and an executed written consent of the candidate to serve as a director of the Company if so elected;

•        A copy of the candidate’s resume and references; and

•        An analysis of the candidate’s qualifications to serve on the board of directors and on each of the board’s committees in light of the criteria set forth in our Corporate Governance Guidelines and established by the Nominating and Corporate Governance Committee (including all regulatory requirements incorporated by references therein).

Shareholder Nominations Made at the Annual Meeting of Shareholders.   The Company’s articles of incorporation provide that shareholders may nominate persons for election as directors and have such nominees’ names included on the ballot distributed at the annual meeting by providing our Corporate Secretary written notice not less than 60 days nor more than 90 days prior to the annual meeting. The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the board of directors. Such a notice must have been received by our Corporate Secretary between February 15, 2006, and March 17, 2006, to be presented at the Company’s 2006 Annual Meeting of Shareholders and will need to be received between February 14, 2007, and March 16, 2007, to be presented at the Company’s 2007 Annual Meeting of Shareholders. No such notice has been received for the 2006 Annual Meeting of Shareholders.

If a shareholder who has notified the Company of his intention to make a nomination at an annual meeting does not appear or send a qualified representative to make his nomination at such meeting, the nominee will not be included on the ballot distributed at the meeting.

Annual Report to Shareholders

Our Annual Report to Shareholders for the year ended December 31, 2005 was mailed to our shareholders on or about April 3, 2006. The Annual Report contains financial statements audited by

Deloitte & Touche LLP, our independent registered public accounting firm. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Other Business

Under the laws of Kansas, where we are incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the shareholders has been given. We do not expect any business to come up for shareholder vote at the meeting other than the election of directors and the ratification and confirmation of our independent registered public accounting firm. If, however, any other matters properly come before the meeting, your proxy card authorizes the persons named as proxies to vote in accordance with their judgment on such other matters.

No Incorporation by Reference

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report,” “Compensation Committee Report” and “Performance Graph” shall not be incorporated by reference into any document filed with the SEC. The information contained on our Internet website is not part of this document.

Questions

If you have any questions or need more information about the annual meeting, write to:

Westar Energy, Inc.
P.O. Box 750320
Topeka, Kansas 66675-0320
Attention:  Shareholder Services

or call us at (800) 527-2495 or (785) 575-6394.

Notices and Requests

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, and all requests and other notices that we have stated you should direct to our Corporate Secretary should be sent to:

Westar Energy, Inc.
818 S. Kansas Avenue
Topeka, KS 66612
Attention: Corporate Secretary

By Order of the Board of Directors,

Larry D. Irick
Vice President, General Counsel and Corporate Secretary
Topeka, Kansas April 3, 2006

VOTE BY TELEPHONE
Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone, and follow the simple instructions to record your vote.
P.O. Box 750320
Topeka, KS 66675-0320
VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 3200, Pittsburgh, PA 15230.

VOTE BY TELEPHONE	VOTE BY INTERNET	VOTE BY MAIL
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone telephone:	cast your vote:	in the postage-paid
1-888-693-8683	www.cesvote.com	envelope provided.

Vote 24 hours a day, 7 days a week.

If you vote by telephone or Internet, please do not send your proxy by mail.

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WESTAR ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2006.

James S. Haines, Jr., Mark A. Ruelle and Larry D. Irick, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at the Westar Energy, Inc. Annual Meeting of Shareholders to be held on May 16, 2006, or at any adjournment thereof, and to vote, as indicated on the reverse side, the shares of Common Stock and/or Preferred Stock which the undersigned would be entitled to vote if personally present at said meeting. The above named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment thereof, in accordance with their best judgment. This proxy also provides voting instructions to the plan administrator for shares held by the undersigned in the Westar Energy, Inc. 401(k) Employees’ Savings Plan and the Employee Stock Purchase Plan.

Signature(s)

Signature(s)

Date:	, 2006

Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please sign and date this proxy where indicated above before mailing.

ADMISSION TICKET

Please bring this ticket to the Annual Meeting.
Notice of Annual Meeting of Shareholders
Westar energy, Inc.
2006 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of three Class I directors, and the ratification and confirmation of the appointment of our independent registered public accounting firm and such other business as may properly come before the meeting or any adjournment thereof.

Tuesday, May 16, 2006
10:00 a.m. Central Daylight Saving Time
Hyatt Regency Wichita
400 West Waterman
Wichita, Kansas 67202

Please Admit	Non-Transferable

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é   Please fold and detach Admission Ticket here.   é

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. Participation is voluntary. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be presented in PDF format. There is no cost to you for this service other than any charges imposed by your Internet provider. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying Westar Energy’s Shareholder Services in writing at PO Box 750320, Topeka, KS 66675-0320.

To give your consent, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

ê   Please fold and detach card at perforation before mailing.   ê

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WESTAR ENERGY, INC.	PROXY

All shares, including full and partial shares of stock credited to your Direct Stock Purchase Plan account, will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such proxy will be voted as recommended by the Board of Directors.

The Board of Directors recommends a vote FOR the three nominees listed below.

1.	Election of Directors:	(1) Charles Q. Chandler IV	(2) R. A. Edwards	(3) Sandra A. J. Lawrence

		☐ FOR all nominees		☐ WITHHOLD authority to vote
		(except as marked to the contrary above)		for all nominees listed

To withhold authority to vote for one or more individual nominees, strike a line through such nominee’s name(s) above.

The Board of Directors recommends a vote FOR proposal 2.

2.               Ratification and confirmation of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2006:

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐            I / We consent to access future annual reports, proxy statements and other proxy soliciting material over the Internet as described above.

☐            I / We will attend the Annual Meeting to be held in Wichita, Kansas.

IMPORTANT—Please sign and date on the reverse side and return promptly.